Exhibit 99.02
Page 1
Southern Company
Financial Highlights
(In Millions of Dollars Except Earnings Per Share)

	Three Months Ended June		Year-to-Date June
Consolidated Earnings–As Reported (See Notes)	2016	2015	2016	2015

Traditional Electric Operating Companies	$621	$561	$1,085	$1,038
Southern Power	89	46	139	79
Total	710	607	1,224	1,117
Parent Company and Other	(72)	22	(101)	21
Net Income–As Reported	$638	$629	$1,123	$1,138

Basic Earnings Per Share	$0.68	$0.69	$1.21	$1.25

Average Shares Outstanding (in millions)	934	909	925	910
End of Period Shares Outstanding (in millions)			942	908

	Three Months Ended June		Year-to-Date June
Consolidated Earnings–Excluding Items (See Notes)	2016	2015	2016	2015

Net Income–As Reported	$638	$629	$1,123	$1,138
Estimated Loss on Kemper IGCC[1]	38	23	91	32
Tax Impact	(15)	(9)	(35)	(12)
Acquisition Costs[2]	44	—	65	—
Tax Impact	(13)	—	(20)	—
Additional MCAR settlement costs[3]	—	7	—	7
Tax Impact	—	(3)	—	(3)
Net Income–Excluding Items	$692	$647	$1,224	$1,162

Basic Earnings Per Share–Excluding Items	$0.74	$0.71	$1.32	$1.28

Notes
- For the three and six months ended June 30, 2016 and 2015, dilution does not change basic earnings per share by more than 1 cent and is not material.

- All figures in this earnings release are preliminary and remain subject to the completion of normal quarter-end accounting procedures and adjustments, which could result in changes to these preliminary results. In addition, certain classifications and rounding may be different from final results published in the Form 10-Q.

(1) The estimated probable losses relating to Mississippi Power Company's construction of the integrated coal gasification combined cycle facility in Kemper County, Mississippi (Kemper IGCC) significantly impacted the presentation of earnings and earnings per share for the three and six months ended June 30, 2016 and 2015. Similar charges may occur with uncertain frequency.

(2) Earnings for the three and six months ended June 30, 2016 include costs related to the acquisitions of Southern Company Gas (formerly known as AGL Resources Inc.) and PowerSecure International, Inc. Further costs are expected to continue to occur in connection with the related integrations.

(3) Earnings for the three and six months ended June 30, 2015 include additional costs related to the discontinued operations of Mirant Corporation and the March 2009 litigation settlement with MC Asset Recovery, LLC. Further charges are not expected to occur.

Exhibit 99.02

Southern Company
Financial Highlights
(In Millions of Dollars Except Earnings Per Share)

	Three Months Ended June		Year-to-Date June
Consolidated Earnings–Adjusted for Guidance Comparability (See Notes)	2016	2015	2016	2015

Net Income–Excluding Items	$692	$647	$1,224	$1,162
Acquisition Debt Financing Costs[1]	39	—	39	—
Tax Impact	(15)	—	(15)	—
Net Income–Adjusted for Guidance Comparability	$716	$647	$1,248	$1,162

Basic Earnings Per Share–Adjusted for Guidance Comparability	$0.77	$0.71	$1.35	$1.28

Notes
- All figures in this earnings release are preliminary and remain subject to the completion of normal quarter-end accounting procedures and adjustments, which could result in changes to these preliminary results. In addition, certain classifications and rounding may be different from final results published in the Form 10-Q.

(1) Earnings for the three and six months ended June 30, 2016 include debt financing costs related to the acquisition of Southern Company Gas (formerly known as AGL Resources Inc.). For comparison purposes, these costs have been removed from the actual results to be consistent with the 2016 earnings guidance as presented in the first quarter of 2016, which excluded such costs.